EXHIBIT 99.1

                                         FOR: Consolidated Graphics, Inc.

                                     CONTACT: Wayne M. Rose
                                              Chief Financial Officer
                                              Consolidated Graphics, Inc.
                                              (713) 339-5767

                                              Jonathan Schaffer/Julie Glen Truax
                                              Media: Steve DiMattia
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

               CHAS. P. YOUNG AND MERRILL CORPORATION FORM STRATEGIC ALLIANCE

     HOUSTON, TEXAS -March 19, 2001-Consolidated Graphics, Inc. (NYSE:CGX) announced today a strategic alliance between the financial printing operations of Chas. P. Young Co., a wholly owned subsidiary of Consolidated Graphics, and the Financial Document Services business of Merrill Corporation. The combined venture, named Merrill/CPY, will be a leader in the Houston financial printing market. Both Merrill/CPY and Chas. P. Young's continuing commercial printing business will be located at 1616 McGowen Street, Houston.

     "This alliance combines the financial printing capabilities of two respected names," commented Charles F. White, Consolidated Graphics' President and Chief Operating Officer. "Merrill/CPY will prove to be a win-win situation for both companies and their customers. Merrill will benefit from Chas. P. Young's impressive customer base, large state of the art facilities, and reputation for high-quality printing. Chas. P. Young will gain Merrill's worldwide typesetting and office network, which is able to support working groups in Merrill locations throughout the world. Additionally, this alliance will enable Consolidated Graphics to maintain its financial printing capabilities while focusing more closely on the Company's core competency -high quality commercial printing."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its

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products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.